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       Corporate Headquarters:                      Mailing Address:
    9801 Washingtonian Boulevard              9801 Washingtonian Boulevard
    Gaithersburg, Maryland 20878              Gaithersburg, Maryland 20878

                       [SODEXHO MARRIOTT SERVICES LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD WEDNESDAY, JANUARY 12, 2000

December 3, 1999

To our Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of Sodexho Marriott Services, Inc. (the "Company") will be held on Wednesday, January 12, 2000, at 10:00 a.m., in the Washingtonian Room of the Gaithersburg Marriott, 9751 Washingtonian Boulevard, Gaithersburg, Maryland, 20878. Doors to the meeting will open at 9:00 a.m.

The meeting will be conducted:

1. To consider and vote upon the following proposals (collectively, the "Proposals") described in the accompanying Proxy Statement, which provide for:

   (i) Proposal One: Election of Daniel J. Altobello, Pierre Bellon, Bernard Carton, Doctor R. Crants, Edouard de Royere, Michel Landel, John W. Marriott III, and William J. Shaw, as Directors, each for a term of one year expiring at the 2001 Annual Meeting of Shareholders;
   (ii) Proposal Two: Ratification of the appointment of PricewaterhouseCoopers LLP, as the Company's independent auditors for Fiscal Year 2000;
   (iii) Proposal Three: Approval of the adoption of the Sodexho Marriott Services Employee Stock Purchase Plan.

2. To transact such other business as may properly come before the meeting including any adjournment or postponement thereof.

Shareholders of record at the close of business on November 22, 1999, will be entitled to notice of and to vote at this meeting.

For the convenience of our shareholders, proxies may be given either by telephone, electronically through the Internet, or by completing, signing and returning the enclosed proxy card. Instructions for each of these options can be found in the enclosed material.

                                 /s/ Joan Rector McGlockton
                                 Joan Rector McGlockton
                                 Vice President and Corporate Secretary

    PLEASE REFER TO THE OUTSIDE BACK COVER FOR DIRECTIONS TO THE MEETING AND
                      INFORMATION ON PARKING AND LODGING.


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


                        SODEXHO MARRIOTT SERVICES, INC.

           9801 WASHINGTONIAN BOULEVARD, GAITHERSBURG, MARYLAND 20878

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                JANUARY 12, 2000

INTRODUCTION

This Proxy Statement (the "Proxy Statement") is furnished to shareholders of Sodexho Marriott Services, Inc., a Delaware corporation (the "Company"). This proxy statement is being provided in connection with the solicitation of prox-ies by the Board of Directors of the Company (the "Board") for use at the An-nual Meeting of Shareholders of the Company (the "Annual Meeting") or at any adjournment or postponement thereof. The Annual Meeting is scheduled to be held on January 12, 2000, at 10:00 a.m., in the Washingtonian Room of the Gaithersburg Marriott, 9751 Washingtonian Boulevard, Gaithersburg, Maryland, 20878. This Proxy Statement, Notice of Meeting, and accompanying proxy card are first being mailed to the Company's shareholders on or about December 3, 1999.

The Company was formerly named Marriott International, Inc. On March 27, 1998, (the "Transaction Date"), Marriott International, Inc. ("Old Marriott"), com-pleted the distribution to its shareholders of a new company consisting of its lodging, senior living services and distribution services businesses. This new company has adopted the name Marriott International, Inc. ("Marriott Interna-tional"). The remaining business of Old Marriott, which was comprised primarily with the operations of Marriott Management Services, combined its food service and facilities management business with the North American operations of Sodexho Alliance, S.A. ("Sodexho") and changed its name to Sodexho Marriott Services, Inc. Sodexho paid the Company approximately $304 million in exchange for approximately 48% of the Company's common stock that were issued and out-standing immediately after these transactions. (The foregoing transactions shall be referred to herein as the "Transactions"). In connection with the Transactions, the Company's common stock underwent a one-for-four reverse stock split ("Reverse Stock Split"). On April 15, 1998, the Board of the Company ap-proved the change of the fiscal year of the Company to the Friday nearest to August 31 of each year. Prior to this change in fiscal year, the Company's fis-cal year ended on the Friday nearest to December 31 of each year. Thus, the 1998 fiscal year began on January 3, 1998, ended on August 28, 1998, and is re-ferred to herein as the "Transition Period." The period from March 28, 1998, to August 28, 1998, is referred to herein as the "Stub Period." The Company's first complete fiscal year began on August 29, 1998, and ended on September 3, 1999 (the "1999 Fiscal Year").

VOTING RIGHTS AND PROXY INFORMATION

Only shareholders of record of the Company's outstanding Common Stock, par value $1.00 per share and traded under the ticker symbol "SDH" ("SDH Common Stock") as of the close of business on November 22, 1999, (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting or any adjourn-ment or postponement thereof. Such holders will be entitled to one vote per share on any matter which may properly come before the Annual Meeting. The presence, either in person or by proxy, of the holders of a majority of the shares of SDH Common Stock entitled to vote is necessary to constitute a quorum and to take action at the Annual Meeting. As of the Record Date, there were 63,138,862 shares of SDH Common Stock outstanding and entitled to vote at the Annual Meeting.

All properly executed written proxy cards, and all properly completed proxies voted by telephone or the Internet, which are delivered pursuant to this solic-itation (and not later revoked) will be voted at the Annual Meeting in accor-dance with the instructions given in the proxy. If a written proxy card is signed by a registered shareholder and returned without instructions, the shares will be voted in accordance with the Board's recommendation as set forth herein with respect to the Proposals. Voting your proxy by mail, telephone or the Internet will not limit your right to vote at the Annual Meeting if you later decide to attend in person. Instructions for voting by written proxy card, telephone or the Internet are set forth below. If your shares are held in the name of a broker, bank or other record holder, you must either direct the record holder as to how to vote your shares or obtain a proxy from the record holder to vote at the Annual Meeting.

Under Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee that are repre-sented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The affirmative vote of the holders of at least a majority of the voting power of the SDH Common Stock present in person or represented by proxy at the Annual Meeting is required to approve each of the Proposals. Abstentions and broker non-votes will not count as votes for or against proposals acted on at the Annual Meeting. A withheld vote is the same as an abstention.

In the event that a quorum is not present at the time the Annual Meeting is convened, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn the Annual Meeting with or without a vote of the shareholders. If the Company pro-poses to adjourn the Annual Meeting by a vote of the shareholders, the persons named in the enclosed proxy card will vote all shares of SDH Common Stock for which they have voting authority in favor of such adjournment.

Voting by Written Proxy Card

To vote by written proxy card, sign and date each proxy card you receive and return it in the prepaid envelope. If a shareholder is a corporation or part-nership, the accompanying proxy card must be signed in the full corporate or partnership name by a duly authorized person. If the proxy card is signed pur-suant to a power of attorney or by an executor, administrator, trustee or guardian, the signer's full title must be given and a certificate or other evi-dence of appointment must be furnished. If shares are owned jointly, each joint owner must sign the proxy card.

Voting by Telephone or the Internet

Instructions for a shareholder of record to vote by telephone or the Internet are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identi-fication number. The procedures, which comply with Delaware law, allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

Revoking a Proxy

Any proxy duly given pursuant to this solicitation may be revoked at any time before it is voted by (i) filing with First Chicago Trust Company of New York in its capacity as transfer agent for the Company (the "Transfer Agent"), at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy and delivering it to the Transfer Agent at or before the Annual Meeting; (iii) voting by telephone or the Internet; or (iv) attending the Annual Meeting and voting in person (al-though attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Prior to the date of the Annual Meeting, written notice to revoke a proxy should be sent to First Chicago Trust Company of New York, P.O. Box 8089, Edison, New Jersey 08818-9355.

DIRECTORS

Set forth below are the names of all current Directors of the Company, their ages, all positions and offices currently held by each such person, the period during which such person has served as such, and the principal occupations and employment of each such person during the past five years. Each of the Company's Directors listed was elected to the Board of the Company effective at the 1999 Annual Meeting of the Shareholders held on January 13, 1999, except for Michel Landel who, pursuant to the Company's bylaws, was appointed to the Board of Directors on May 3, 1999, upon the resignation of Charles D. O'Dell. Each such Director is being proposed for election to the Board for a one-year term expiring on the date of the 2001 Annual Meeting of Shareholders.

William J. Shaw                      Mr. Shaw has served as President and
(Chairman of the                     Chief Operating Officer of Marriott In-
Board)                               ternational since March 31, 1997, (in-
Age: 54                              cluding service in the same capacity with
                                     Old Marriott until March 1998). Mr. Shaw joined Marriott Corporation in 1974, was elected Corporate Controller in 1979 and a Vice President in 1982. In 1986, Mr.
                                     Shaw was elected Senior Vice President--
                                     Finance and Treasurer of Marriott Corpo-ration. He was elected Executive Vice
                                     President of Marriott Corporation and
                                     promoted to Chief Financial Officer in
                                     April 1988. In February 1992, he was
                                     elected President of the Marriott Service
                                     Group, which then included Marriott
                                     International's Contract Service Group.
                                     Mr. Shaw was elected Executive Vice Pres-ident and President--Marriott Service
                                     Group in October 1993. Mr. Shaw serves on the Board of Marriott International. He also serves as a trustee of the Univer-sity of Notre Dame, and the Suburban Hos-pital Foundation.

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                                       3

Michel Landel                        On May 3, 1999, Michel Landel was ap-
Age: 48                              pointed President, Chief Executive Offi-
                                     cer, and a member of the Board of Direc-
                                     tors of the Company. Mr. Landel was ap-
                                     pointed an Executive Vice President as of
                                     the Transaction Date and was also ap-
                                     pointed President, Corporate Services, on
                                     June 16, 1998. Mr. Landel served as Pres-
                                     ident and Chief Executive Officer of
                                     Sodexho North America from 1989 to the
                                     Transaction Date. Mr. Landel joined
                                     Sodexho in 1984 as Chief Operating Man-
                                     ager for Eastern Africa, Libya and Alge-
                                     ria. He was promoted to President of the
                                     entire Remote Site operations in Africa
                                     in 1986 where he served until his move to
                                     Sodexho's North American Operations. From
                                     1980 to 1984, Mr. Landel served as Gen-
                                     eral Manager for the Poliet Group in
                                     France, a manufacturer and distributor of
                                     building materials. He began his career
                                     with Chase Manhatten Bank in France. At
                                     Chase, he worked within the accounting
                                     and control department for Europe, then
                                     started the company's Ivory Coast opera-
                                     tions, becoming the first country opera-
                                     tions manager for Chase.
-------------------------------------------------------------------------------

Pierre Bellon
Age: 69 Mr. Bellon is Chairman and Chief Execu-tive Officer of Sodexho, a worldwide food and management services company, which he founded in 1966 and which has been listed on the Paris Bourse since 1983. In addi-tion, he is Vice-Chairman of the Conseil National du Patronat Francais (Confedera-tion of French Industries and Services), and from 1969-1979 was a member of the Conseil Economique et Social (Social and Economic Council) in France. Mr. Bellon also serves as a director of L'Air
                                     Liquide (an industrial gas company).
-------------------------------------------------------------------------------

Bernard Carton                       Mr. Carton is Senior Vice President and
Age: 65                              Chief Financial Officer of Sodexho, a po-
                                     sition he has held since 1975. Prior to
                                     joining Sodexho, Mr. Carton held posi-
                                     tions with several French and American
                                     companies, including Manpower, Inc. (Vice
                                     President, Finance for European Opera-
                                     tions 1970-1975), Control Data Corpora-
                                     tion (Vice President, Finance European
                                     countries 1962-1970) and General Electric
                                     Company (Engineer 1960-1962).
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                                       4

Edouard de Royere                    Mr. de Royere is a director of L'Air
Age: 67                              Liquide and its former Chairman and Chief
                                     Executive Officer, a position he held
                                     from 1985 until his retirement in 1995.
                                     Prior to such time, Mr. de Royere served in various capacities at L'Air Liquide, including Vice President (1982-1985), As-sistant Vice President (1980-1982), As-sistant to the Chief Executive Officer
                                     (1979) and General Counsel and Company
                                     Secretary (1967-1979). Mr. de Royere also serves as a director of Sodexho (a food management company), L'Oreal S.A. (a beauty and personal care company), Groupe
                                     Danone (a food and beverage company) and Solvay S.A. (a chemical and pharmaceuti-cal company).

--------------------------------------------------------------------------------

John W. Marriott III                 In June 1996, Mr. Marriott was appointed
Age: 38                              the Senior Vice President of Old
                                     Marriott's Mid-Atlantic Region, Hotel Di-vision, and continues to hold this posi-tion for Marriott International after the Transaction Date. He joined Marriott Cor-poration in 1986 as a Sales Manager and subsequently served as a Restaurant Man-ager and as a director of Food and Bever-age. In 1989, Mr. Marriott served as Ex-ecutive Assistant to the Chairman, J. W.
                                     Marriott, Jr., who is his father. He has also held positions as Director of Corpo-rate Planning, Finance, Director of Mar-keting and General Manager for Marriott
                                     Corporation. Since 1993, Mr. Marriott has held successive positions as Director of Finance in Old Marriott's Treasury De-partment, Director of Finance in the Host
                                     Marriott Corporation's Finance and Devel-opment Department, and Vice President,
                                     Lodging Development for The Ritz-Carlton
                                     Hotel Company LLC. Since 1991, Mr.
                                     Marriott has been the Chief Executive Of-ficer and President of JWM Family Enter-prises, L.P. Family Partnership - Hotel
                                     Acquisitions and Operations. Mr. Marriott is also a Director of Crestline Capital
                                     Corporation, which was spun off from Host
                                     Marriott Corporation on December 29,
                                     1998.

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                                       5

Doctor R. Crants                     Doctor R. Crants currently serves as
Age: 55                              Chief Executive Officer and Chairman of
                                     the Board of Trustees of CCA Prison Re-
                                     alty Trust, a Maryland real estate in-
                                     vestment trust. Doctor Crants was elected
                                     Chief Executive Officer and Chairman of
                                     the Board of Corrections Corporation of
                                     America ("CCA"), a prison management com-pany, in 1994 and President of CCA in 1997, a position he held until December
                                     31, 1998. From 1987 to 1994, he served as
                                     President, Chief Executive Officer and
                                     Vice Chairman of the Board of Directors
                                     of CCA. From 1983 to 1987, Mr. Crants
                                     served as Secretary and Treasurer of CCA.
                                     Mr. Crants has served as a director of
                                     CCA since 1983. Mr. Crants serves as a
                                     Director of the Nashville Area Chamber of
                                     Commerce and the Tennessee Vietnam Lead-ership Program.

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Daniel J. Altobello                  Since September 1995, Daniel J. Altobello
Age: 58 has been the Chairman of Onex Food Serv-ices, Inc., the parent corporation of Caterair International, Inc. and LSG/SKY Chefs, and the largest airline catering company in the world. From 1989 to 1995, Mr. Altobello served as Chairman, Presi-dent and Chief Executive Officer of Caterair International Corporation. From 1979 to 1989, he held various managerial positions with the food service manage-ment and in-flight catering divisions of Marriott Corporation, including Executive Vice President of Marriott Corporation and President, Marriott Airport Opera-tions Group. Mr. Altobello began his man-agement career at Georgetown University, including service as Vice President, Ad-ministration Services. He is a member of the Board of Directors of American Man-agement Systems, Inc., Colorado Prime Foods, Care First, Inc., Care First of Maryland, Inc., MESA Air Group, World Airways, Inc., First Union Realty Trust and Atlantic Aviation Holdings, and a trustee of Loyola Foundation, Inc., Mt. Holyoke College, Suburban Hospital Foun-dation, Inc. and the Woodstock Theologi-cal Center at Georgetown University.

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                                       6

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as to the shares of SDH Common Stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the Securities and Exchange Commission (the "SEC")) as of October 31, 1999, by each director of the Company, each nominee, each of the executive of-ficers named in the Summary Compensation Table included elsewhere herein, all directors and executive officers of the Company as a group, and beneficial holders of five percent (5%) or more of outstanding SDH Common Stock. The ad-dress for each Director, Executive Officer and Named Executive Officer is Sodexho Marriott Services, Inc., 9801 Washingtonian Boulevard, Gaithersburg, Maryland, 20878.

                                                        Common Stock
                                              --------------------------------
                                                      Amount          Percent
Name                                          Beneficially Owned(/1/) of Class
----                                          ----------------------- --------
Directors:
Daniel J. Altobello (/2/)....................            4,001            *
Pierre Bellon (/3/)..........................       29,949,926           48%
Bernard Carton...............................              100            *
Doctor R. Crants.............................              100            *
Edouard de Royere............................                1            *
Michel Landel (/4/)..........................           24,875            *
John W. Marriott III (/5/)...................           58,751            *
William J. Shaw..............................           14,839            *
Named Executive Officers:
Charles D. O'Dell (/6/)......................          184,702            *
William W. Hamman (/7/)......................          106,198            *
Lawrence E. Hyatt (/8/)......................           61,844            *
Anthony F. Alibrio (/9/).....................          113,440            *
Anthony J. Wilson (/10/).....................           21,551            *
                                                    ----------          ---
All Directors, Nominees and Executive
 Officers as a Group
 (21 Including the Foregoing)................       30,665,812           49%
                                                    ----------          ---
Other Beneficial Owners of More Than 5% of
 the Outstanding Stock of the Company:
Sodexho Alliance, S.A. (/3/).................       29,949,925           48%
J.W. Marriott, Jr. (/11/)(/12/)..............        3,116,212            5%
Richard E. Marriott (/11/)(/13/).............        3,125,046            5%
Transamerica Corporation
Transamerica Insurance Corporation of
 California
Transamerica Investment Services, Inc.
 (/14/)......................................        7,486,126           12%

--------
 * Less than 1 percent.
 (1) Based on the number of shares outstanding at, plus the number of shares acquirable by the specified person(s) within 60 days of, October 31, 1999. Reflects the issuance of stock options, restricted stock and deferred stock.
 (2) Includes 400 shares owned by Mr. Altobello's wife (Mr. Altobello disclaims beneficial ownership of the shares owned by his wife).
 (3) Includes 29,949,925 shares beneficially owned by Sodexho Alliance, S.A. Mr. Bellon, along with members of his family, is the majority shareholder of Bellon, S.A., which is the majority shareholder of Sodexho Alliance, S.A.

     Sodexho Alliance, S.A. beneficially owns 29,949,925 shares of SDH Common Stock of the Company. Bellon S.A., as the majority shareholder of Sodexho Alliance, S.A., and Mr. Bellon, as the majority shareholder of Bellon S.A., may each be deemed to have beneficial ownership of 29,949,925 shares of SDH Common Stock of the Company beneficially owned by Sodexho Alliance, S.A. Except to the extent of their pecuniary interest in such shares, Bellon S.A. and Mr. Bellon disclaim beneficial ownership of such shares. The address for Sodexho Alliance, S.A. is 3, Avenue Newton, 78180 Montigny-le-Bretonneux, France.
 (4) Includes 11,875 shares acquirable by Mr. Landel within 60 days of October 31, 1999.
 (5) Includes 3,604 shares held by Mr. Marriott III as trustee of three trusts for the benefit of his children, 2,805 shares owned by three trusts for the benefit of his children in which his wife serves as co-trustee, and 1,590 shares owned by his wife.
 (6) Mr. O'Dell resigned his position as President and Chief Executive Officer on May 3, 1999 pursuant to the terms of a Severance Agreement between the Company and Mr. O'Dell. Includes 119,314 shares acquirable by Mr. O'Dell within 60 days of October 31, 1999. Includes 15,231 shares of unvested restricted stock. Shares of restricted stock are voted by the holder thereof. Includes 39,600 shares of deferred stock awards.
 (7) Includes 46,797 shares acquirable by Mr. Hamman within 60 days of October 31, 1999. Includes 13,708 shares of unvested restricted stock. Shares of restricted stock are voted by the holder thereof. Includes 45,692 shares of deferred stock awards.
 (8) Includes 38,031 shares acquirable by Mr. Hyatt within 60 days of October 31, 1999. Includes 22,846 shares of deferred stock awards. Mr. Hyatt has resigned from employment with the Company effective December 17, 1999.
 (9) Includes 46,424 shares acquirable by Mr. Alibrio within 60 days of October 31, 1999. Includes 13,708 shares of unvested restricted stock. Shares of restricted stock are voted by the holder thereof. Includes
     53,307 shares of deferred stock awards.
(10) Includes 20,072 shares acquirable by Mr. Wilson within 60 days of October 31, 1999.
(11) Includes, 393,752 shares held by J.W. Marriott, Jr. and Richard E.
     Marriott as co-trustees of 16 trusts for the benefit of their children and 634,196 shares owned by The J. Willard Marriott Foundation, a charitable foundation in which J.W. Marriott, Jr., Richard E. Marriott and their mother serve as co-trustees. These shares are reported as beneficially owned by both J.W. Marriott, Jr. and Richard E. Marriott.
(12) Includes, in addition to the shares referred to in footnote (11): (i) 100,607 shares held as trustee of two trusts for the benefit of Richard
     E. Marriott, (ii) 17,106 shares owned by J.W. Marriott, Jr.'s wife (Mr. Marriott disclaims beneficial ownership of such shares), (iii) 163,566 shares owned by four trusts for the benefit of J.W. Marriott, Jr.'s children, in which his wife serves as a co-trustee, (iv) 5,829 shares owned by six trusts for the benefit of J.W. Marriott, Jr.'s grandchildren, in which his wife serves as a co-trustee, (v) 20,000 shares owned by JWM Associates Limited Partnership, whose general partner is J.W. Marriott, Jr. and (vi) 676,897 shares owned by Family
     Enterprises, whose general partner is a corporation in which J.W.
     Marriott, Jr. is a controlling shareholder. The address for J.W.
     Marriott, Jr., is 10400 Fernwood Road, Bethesda, Maryland, 20817.
(13) Includes, in addition to the shares referred to in footnote (11): (i) 17,794 shares owned by Richard E. Marriott's wife, (ii) 150,956 shares owned by four trusts for the benefit of Richard E. Marriott's children, in which his wife serves as a co-trustee, and (iii) 575,682 shares owned by First Media Limited Partners, whose general partner is a corporation in which Richard E. Marriott is the controlling shareholder. The address for Richard E. Marriott is 10400 Fernwood Road, Bethesda, Maryland,
     20817.
(14) Pursuant to a Form 13 G/A filed with the SEC by Transamerica on February 17, 1999, Transamerica may be deemed to be the beneficial owner of 7,486,126 shares of stock, of which 1,100,000 shares are owned directly by Transamerica. The remaining 6,386,126 shares, including 1,888,576 shares owned for the benefit of non-affiliate investment advisory clients of Transamerica Investment Services, Inc. ("TIS") are beneficially owned by direct and indirect subsidiaries of Transamerica. TIS is deemed to be the beneficial owner of 7,486,126 shares of SDH Common Stock pursuant to separate arrangements whereby TIS acts as investment advisor to certain individuals and entities, including Transamerica Occidental Life
     Insurance Company ("Occidental"), Transamerica Life Insurance and Annuity Company ("TALIAC") and Transamerica Life Insurance Company of Canada
     ("TLIC Canada"), each of which are insurance companies as defined in
     Section 3(a)(19) of the Securities Exchange Act of 1934 and are subsidiaries of Transamerica. Occidental, TALIAC and TLIC Canada directly own 2,353,000, 2,052,350 and 6,700 shares of SDH Common Stock, respectively. Each of the individuals and entities for which TIS acts as investment advisor has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities purchased or held pursuant to such arrangements. Transamerica Insurance Corporation of California ("TICC") is deemed to be the beneficial owner of the 4,412,550 shares of SDH Common Stock beneficially owned by its subsidiary, Occidental, and by its indirect subsidiaries, TALIAC and TLIC Canada. The address for Transamerica is 600 Montgomery Street, San Francisco, California 94111. The address for TIS and TICC is 1150 South Olive Street, Los Angeles, California 90015.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board of Directors, on which each current director of the Company served, met five times during the 1999 Fiscal Year. No director attended fewer than 75% of the total number of meetings of the Board and Committees on which such di-rector served during that time.

The Company's Board has two standing committees: Audit and Compensation Policy.

The members of the Audit Committee are Doctor R. Crants, Edouard de Royere and Daniel J. Altobello, who serves as Chair. The Audit Committee met four times this year with the Company's independent auditors, management representatives and internal auditors. The Audit Committee recommends to the Company's Board the appointment of independent auditors, approves the scope of audits and other services to be performed by the independent and internal auditors, and reviews the results of internal and external audits, the accounting principles applied in financial reporting and the adequacy of financial and operational controls. The independent auditors and internal auditors have unrestricted access to the Audit Committee and vice versa.

The members of the Compensation Policy Committee are Bernard Carton, William J. Shaw and Doctor R. Crants, who serves as Chair. The functions of this Committee include determining the compensation of senior officers and certain other em-ployees, administering employee compensation and benefit plans and reviewing the operations and policies of such plans. The Compensation Policy Committee met three times during the 1999 Fiscal Year.

COMPENSATION OF DIRECTORS

Directors who are also employees of the Company receive no additional compensa-tion for service as Directors. Other Directors who are not employees receive an annual retainer fee of $25,000. Non-employee Directors also receive a fee of $1,250 for attendance at Board, Committee or shareholder meetings. The Chairman of the Board, who is not an employee of the Company, receives an annual re-tainer fee of $50,000. The Chair of each Committee of the Board receives an ad-ditional annual fee of $1,250. Directors are also reimbursed for travel ex-penses and other out-of-pocket costs when incurred in attending meetings.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") re-quires the Company's executive officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities ("Re-porting Persons"), to file reports of beneficial ownership and changes in bene-ficial ownership of Company equity securities with the SEC and the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure by such persons to file such reports on a timely basis during its most recent fiscal year. The Company is not aware of any failure by the Reporting Persons to com-ply with these requirements during its most recent fiscal year.

EXECUTIVE COMPENSATION

The following tables reflect awards denominated in SDH Common Stock. In con-nection with the Transactions, the awards under the Old Marriott plans were cancelled and substitute awards were granted under the Sodexho Marriott Serv-ices, Inc. 1998 Comprehensive Stock Incentive Plan (the "SMS Plan"). The sub-stitute awards preserved (but did not increase or decrease) the economic value of the awards under the Old Marriott plans.

                          SUMMARY COMPENSATION TABLE

Table 1 summarizes the compensation paid to the Named Executive Officers for services in all capacities to the company in the years indicated.

                                Annual Compensation                                        Long-Term Compensation
                          ----------------------------------------                       ---------------------------
Name and                    Fiscal                                      Other Annual       Stock         All Other
Principal Position        Year (/1/) Salary (/2/)          Bonus        Compensation     Options(#)     Compensation
------------------        ---------- ------------         --------      ------------     ----------     ------------
Charles D. O'Dell (/3/).     1999      $392,404           $273,931        $      0              0(/11/)   $221,552(/13/)
Former President & CEO       1998      $296,346           $226,985        $436,788(/7/)    85,000(/12/)   $ 18,123
                             1997      $350,000           $245,000                         46,583         $ 23,159

Michel Landel...........     1999      $370,771           $115,139        $ 50,000(/8/)         0(/11/)   $ 20,848(/14/)
President & CEO              1998      $143,847(/4/)(/5/) $ 94,983(/6/)   $349,789(/9/)    47,500(/12/)   $  1,961

Anthony J. Alibrio......     1999      $329,508           $102,547        $      0              0(/11/)   $ 10,331(/15/)
Executive Vice President     1998      $198,952(/4/)      $130,693        $334,599(/7/)    45,000(/12/)   $  7,392
 & President, Health
 Care Services

William W. Hamman.......     1999      $271,975           $ 84,643        $      0              0(/11/)   $ 18,261(/16/)
Executive Vice President     1998      $163,740(/4/)      $107,566        $365,781(/7/)    34,000(/12/)   $ 12,202
 & President, Higher
 Education Services

Lawrence E. Hyatt.......     1999      $271,975           $ 84,643        $      0              0(/11/)   $  4,715(/17/)
Senior Vice President,       1998      $161,163(/4/)      $105,073        $344,131(/7/)    30,000(/12/)   $ 10,007
 Chief Financial Officer

Anthony J. Wilson.......     1999      $219,672           $ 55,753        $ 69,000(/10/)        0(/11/)   $  9,929(/18/)
Senior Vice President,       1998      $136,546(/4/)      $ 76,640        $  4,144         20,000(/12/)   $  8,339
 Marketing & Product
 Development

--------
Notes:
 (1) With the exception of Mr. O'Dell, the Named Executive Officers became executive officers of the Company on the Transaction Date. Due to this fact, compensation information has been provided only for such years in which the Named Executive Officers were executive officers either in Old Marriott or in the Company.
 (2) Salary amounts include base salary earned and paid in cash and the amount of base salary deferred at the election of the Named Executive Offficer under any of the following: Marriott International (the "MI Deferred Plan") or Sodexho Marriott Services Executive Deferred Compensation Plan (the "Deferred Plan"); the Marriott International, Inc. Employees' Profit Sharing, Retirement and Savings Plan and Trust (the "Profit Sharing Plan"); the Sodexho Marriott Services, Inc. 401(k) Employees' Retirement Savings Plan and Trust (the "Savings Plan"); the Sodexho Savings Plus Plan (the "Plus Plan"); the Sodexho Supplemental Savings Plus Plan (the "Supplemental Plan").

 (3) Mr. O'Dell resigned from the Company effective June 4, 1999. Salary for the period from August 28, 1998 to June 4, 1999 was $392,404. The bonus amount reflects the prorated bonus payment for time in position.
 (4) Compensation received during Transition Period (January 3, 1998--August 28, 1998).
 (5) Includes compensation earned through the Company only. Compensation paid by his previous employer, Sodexho North America, is not included per SEC disclosure rules.
 (6) The amount listed for Mr. Landel relates to the portion of his fiscal 1998 bonus attributable to employment with the Company. His total bonus payment included an additional $74,375 attributable to his tenure with Sodexho North America. His total bonus from both employers was $169,359.
 (7) All shares of Old Marriott deferred bonus stock which were held (both vested and unvested) for the Named Executive Officers who became employees of the Company at the time of the Transaction were paid to the individuals on the Transaction Date. Amounts shown in this column include cash and stock payouts including any payment deferred into the MI Deferred Plan. All shares of Old Marriott restricted and deferred stock which were held by Mr. Alibrio, Mr. Hyatt and Mr. Hamman were converted as of the Transaction Date. The total number of restricted or deferred stock held by each as of the end of the 1999 fiscal year, and the aggregate value of the shares is as follows:

                                                     Shares
                                        --------------------------------
                                        Deferred Restricted  Aggregate
   Named Executive                       Stock     Stock    Value 9/3/99
   ---------------                      -------- ---------- ------------
   Mr. Alibrio.........................  53,307    13,708     $996,849
   Mr. Hamman..........................  45,692    13,708     $883,576
   Mr. Hyatt...........................  22,846         0     $339,834

 (8) Mr. Landel resides in Boston, Massachusetts. The Company reimbursed him $50,000 for his gross commuting costs of which $21,000 related to payment of associated taxes.
 (9) Under the terms of the Transactions, 42% of the value held in the International Catering Corp. 1996 Stock Option Plan was paid in cash to participants at the time of the Transaction. The amount listed in this column for Mr. Landel includes the amount paid to him under this plan. The remaining 58% value was redenominated into options to purchase shares of Company stock.
(10) Mr. Wilson resides in Philadelphia, Pennsylvania. The Company reimbursed him $69,000 for his gross commuting costs of which $15,000 related to payment of associated taxes.
(11) Due to the early stock grant made after the Transactions, no stock option grants were made during the 1999 Fiscal year.
(12) In June 1998, following the Transactions, an early stock option grant was made to the Named Executive Officers as part of grants made to all eligible members of management and in lieu of the annual grants normally awarded each November.
(13) Mr. O'Dell resigned from the Company effective June 4, 1999. All other compensation includes $130,625 cash, $7,500 payment in lieu of the Executive Allowance, $28,135 in lieu of future vacation payments, and $20,096 in lieu of sick and personal days. The Company also made matching contributions of $3,200 to the Company 401(k) and $31,996 to the Company Executive Deferred Compensations plan. Mr. O'Dell also received other benefits as part of the Severance Agreement. See Severance Agreement.
(14) The Company made matching contributions of $3,337 to the Company 401(k) and $1,952 to the Company Executive Deferred Compensation plan. The Company also contributed $15,559 to Mr. Landel's pension plan in France.
(15) The Company made a matching contribution of $3,387 to the Company 401(k) and provided $6,944 to the Company flexible perquisite program.
(16) The Company made matching contributions of $2,528 to the Company 401(k) and $10,434 to the Company Executive Deferred Compensation plan. The Company also provided $5,299 to the Company flexible perquisite program.
(17) The Company made a matching contribution of $2,796 to the Company 401(k) and provided $1,919 to the Company flexible perquisite program.
(18) The Company made a matching contribution of $2,429 to the Company 401(k) and provided $7,500 to the Company flexible perquisite program.

Stock Options

Due to early stock grants made in June 1998 after the Transactions, no stock option grants were made during the 1999 Fiscal Year to the Named Executive Of-ficers. The June 1998 grants were in lieu of annual grants normally awarded each November.

TABLE II

                AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR-END OPTION VALUES

                                                            Number of           Value of Unexercised
                              Shares                    Shares Underlying           In-the-Money
                             Acquired       Value      Unexercised Options          Stock Options
                          On Exercise (#)  Realized  At Fiscal Year End (#)    At Fiscal Year End (/1/)
                         ---------------- --------- ------------------------- -------------------------
Name                                                Exercisable Unexercisable Exercisable Unexercisable
----                                                ----------- ------------- ----------- -------------
Charles D. O'Dell.......           0      $      0    59,464       310,580     $134,154      $33,690
Michel Landel...........           0             0    23,317        47,500      201,781            0
Anthony J. Alibrio......      17,894       578,305    11,876       131,716            0       24,773
William W. Hamman.......           0             0    26,649        58,514       46,277        8,092
Lawrence E. Hyatt.......           0             0    18,883        54,513       28,629        8,092
Anthony J. Wilson.......           0             0     7,536        39,261            0            0

--------
(1) Based on a $14.375 share price. This reflects the average of the high and low trading prices on the New York Stock Exchange on September 3, 1999, the last day of the fiscal year.

PERFORMANCE GRAPH

The following line graph compares the cumulative total shareholder return on SDH's Common Stock against the cumulative total returns of the Standard & Poor's Corporation Composite 500 Index (the "S&P Index") and the Standard & Poor's Corporation Lodging-Hotels Composite Index (the "S&P Lodging-Hotels Index") over the period commencing October 1, 1993, (the initial trading date for the Company Common Stock) and ending March 27, 1999. The graph assumes an initial investment of $100 on October 1, 1993, and reinvestment of dividends.

The Company believes the information provided has only limited relevance to an understanding of the Company in its current state because the lodging and se-nior living services business ceased to be a part of the Company on the Trans-action Date.

         Comparison of Five-Year Cumulative Total Shareholder Returns
                            Through March 27, 1998

                       [PERFORMANCE GRAPH APPEARS HERE]

                                       10/1/93    12/31/93     12/30/94     12/29/95     1/3/97     1/2/98     3/27/98
                                       -------    --------     --------     --------     ------     ------     -------
   Marriott International, Inc.          $100      $112.1       $109.8      $150.5       $217.8     $271.5       $316
   S&P Lodging-Hotels Index               100       105           93.3       110.3        131.4      181.3        202
   S&P 500 Index                          100       102.3        103.6       142.53       175.3      228.5        258

The following line graph compares the cumulative total shareholder return on SDH's Common Stock against the cumulative total returns of the S&P 500 Index, the Russell 2000 Index and a peer group index of companies (the "Peer Group") over the period commencing March 30, 1998 and ending September 3, 1999. This graph assumes an initial investment of $100 on March 30, 1998, and reinvestment of dividends. The Peer Group index consists of the following companies: Compass Group PLC, Morrison Health Care and ServiceMaster. In the Company's proxy statement for fiscal year 1998, Host Marriott Services, Inc. was listed in the Peer Group index. Host Marriott Services, Inc. is no longer a publicly traded company and, thus, is no longer included in the Peer Group index.

            Comparison of Cumulative Total Shareholder Returns for
                   Seventeen Months Ended September 3, 1999

                       [PERFORMANCE GRAPH APPEARS HERE]

                                         3/30/98     8/28/98     9/3/99
                                         -------     -------     ------
   Sodexho Marriott Services, Inc.        $100         $97        $ 56
   S&P 500 Index                           100          95         124
   Russell 2000 Index                      100          75          92
   Peer Group Index                        100          96         104

REPORT ON EXECUTIVE COMPENSATION BY THE COMPENSATION POLICY COMMITTEE

This report discusses the compensation philosophy of the Company. The Compensa-tion Policy Committee ("the Committee") of the Company considers and approves compensation decisions for the Chief Executive Officer and other members of the senior executive team based on analysis provided to the Committee by senior hu-man resources management of the Company. The Committee is made up entirely of non-employee directors. The Committee has met twice since the beginning of the current fiscal year.

Compensation Philosophy

The Committee and the Board of the Company have approved a compensation philos-ophy which supports the Company's short and long term business strategy by fo-cusing employees, including the senior executive team, on performance and re-sults; this includes Company results and, just as importantly, shareholder re-turns. The Committee believes that aligning the financial interests of Company executives with Company shareholders will enhance Company performance.

The three components of compensation: annual salary, annual incentives, and long-term incentives, are designed to complement each other and provide a total compensation opportunity that is competitive when the Company reaches its fi-nancial goals. The total compensation opportunity is greater than market for business results in excess of our goals. Consistent with the Company's compen-sation philosophy, each individual total compensation package for the senior executive team focuses more heavily on annual and long term incentives than base salary.

The Named Executive Officers, including the Chief Executive Officer, have a large percentage of their cash compensation "at risk" through the annual incen-tive plan. In addition, their other compensation is tied to shareholder returns through the use of stock options as the primary long-term incentive vehicle.

The Committee believes that this performance and results-based compensation philosophy will attract and retain the type of executive talent necessary to grow the Company's position as the market leader in food and facilities manage-ment in North America. The Company's compensation plans have been developed and communicated in a manner designed to encourage a culture where executives un-derstand expectations, choose to remain with the Company and seek to improve results. The Company will continue to refine its executive compensation pro-grams over the next several years as it further develops strategic objectives.

Compensation Programs and Components

The Committee relies on the senior human resources management of the Company to provide a comparative analysis of the compensation levels of the Named Execu-tive Officers to other similarly situated executives. The analysis is based on external data obtained through independent outside consultants. The data re-flects compensation practices of comparable companies.

The cash compensation package (annual salary and target incentive opportunity) for each executive is based on the median level of cash compensation as deter-mined by external data. In order for the cash compensation of senior executives to be fully competitive, the target level of annual incentive must be achieved. This puts a sizable amount of cash compensation "at risk" for the senior executive team. Long-term incentives are established based on median long-term incentive values for a comparative group of companies of like size and similar industries, as provided by independent outside consultants. Compa-nies used for compensation comparison purposes may differ from those included in the performance chart included in this Proxy Statement.

Annual Salary

There is no set annual salary grading structure for the senior executive team, as each salary is based on an analysis of executive and position-specific data. The actual salary for each Named Executive Officer is set in the context of the external data based on a qualitative assessment of factors including individual performance, internal equity, experience and the business unit and segment's potential. Future salary increases are determined based on the Company's com-pensation philosophy, aggregate increases for executives in corporate America and the qualitative assessment described previously. None of these factors is weighted or subject to a formula. Annual salaries may be below the median of external market data due to the Company's focus on at-risk compensation that emphasizes incentive pay. This expectation assumes that appropriate (meaning aggressive but achievable) targets are set for annual and long-term incentives to provide a competitive total compensation opportunity.

Annual Incentives

Annual incentives for the Named Executive Officers include a target and maximum annual incentive opportunity communicated as a percentage of base salary. The target incentive level coupled with the appropriate annual salary provides a competitive total cash compensation opportunity. Individual Executive incen-tives are based on an appropriate mixture of business unit, division/function and/or corporate goals including but not limited to the following: financial performance measures such as organic growth, cash flow, unit profitability, corporate profit, EBIT (Earnings Before Interest and Taxes), EPS (Earnings Per Share) and a reduction in receivables.

Long-Term Incentives

The Company grants long-term incentives, typically in the form of annual stock option awards, to its more seasoned management population, including members of the senior executive team and the Chief Executive Officer. These grants are made only when performance justifies the award. The Committee does not consider outstanding stock awards when making its determination. Stock options only pro-vide value when the market value of the underlying stock increases over the grant date price.

CEO Compensation

In the form of base salary, bonus payments, stock, stock options and other pay-ments, Mr. O'Dell received in 1999 the compensation reflected and described in the Summary Compensation Table. The determination of such compensation to Mr. O'Dell followed generally the philosophy and programs described above for Sodexho Marriott Services executive officers and was based upon the Committee's consideration of certain factors such as the successful completion of the re-cent Transactions; Mr. O'Dell's previous work experience and positions of re-sponsibility and authority; his performance in these previous positions and the competitive rate in the industry for such experience and responsibility.

Mr. Landel assumed the position of President and CEO of the Company on May 3, 1999, upon the resignation of Mr. O'Dell. The determination of Mr. Landel's compen-sation followed the philosophy and programs described above for the Company's executive officers and was based on the Committee's consideration of certain factors, such as Mr. Landel's previous work experience and positions of respon-sibility and authority; his performance in these previous positions and the competitive rate in the industry for such experience and responsibility.

Impact of Internal Revenue Code 162(m)

The Omnibus Budget Reconciliation Act of 1993 added provisions to the Internal Revenue Code under section 162(m) which limits the tax deductibility of compen-sation expense in excess of $1 million to certain executive officers. For the reporting periods, none of the compensation paid to the Named Executive Offi-cers by the Company is expected to exceed the $1 million limitation. The Com-pany believes that stock options under the 1998 Sodexho Marriott Services Com-prehensive Stock Incentive Plan qualify as performance based compensation and, as such, are not subject to the limitation. If, in future years, compensation exceeds the $1 million limit, the Company may take steps to preserve the tax deduction. The Committee reserves the right to pay non-deductible compensation expense if it believes this to be in the best interests of the Company and its shareholders.

Conclusion

The Committee believes that the programs that have been implemented for the se-nior executive team are appropriate and effective in serving the needs of the Company and its shareholders.

Members of the Compensation Policy Committee

Doctor R. Crants
Bernard Carton
William J. Shaw

EMPLOYMENT AGREEMENTS

Shortly after the completion of the Transactions, the Company entered into em-ployment agreements with the Named Executive Officers as well as other members of the senior executive team. The employment agreements provide for 24 months of the following benefits in the case of disability; termination for other than cause, death or disability; or voluntary termination for good cause: salary continuation; continued participation in health and dental benefits; continued stock vesting; continued 401(k) participation; pro-rated incentive (based on time worked during fiscal year). Good cause is defined as a 10% or greater re-duction to base salary; a 20% or greater decrease to bonus potential; a total cash compensation reduction of 15% or more; demotion or a significant reduction in responsibilities; the requirement to relocate greater than 75 miles office to office; or if any time prior to March 27, 2006, the stock of the Company is no longer publicly traded or if Sodexho owns greater than or equal to 90% of outstanding SDH Common Stock.

As long as the executive remains on the payroll, he or she will be eligible for continued stock option vesting and an extended exercise period under the ap-proved retiree status sections of the Company's stock plans if certain age and length of service requirements listed in the plan are met. The agreements in-clude a one-month notice period for both sides in order to terminate the agree-ment; one month salary in lieu of notice is satisfactory. Each agreement also contains a twenty-four month non-compete clause. The non-compete includes em-ployment with or rendering services to any individuals or businesses who pro-vide services similar to those of the Company. The executive forfeits any and all compensation under the agreements for breach.

The employment agreements of Anthony Alibrio and William Hamman were amended on May 11, 1999, and May 14, 1999, respectively. Mr. Alibrio agreed not to re-tire or terminate employment prior to May 1, 2002, in exchange for approved retiree status with respect to his nonqualified stock options, vesting of his deferred stock upon retirement and immediate distribution of his restricted stock upon retirement. Mr. Hamman agreed not to retire or terminate employment prior to May 1, 2001, in exchange for approved retiree status with respect to his nonqualified stock options, vesting of his deferred stock upon retirement and immediate distribution of his restricted stock upon retirement.

Severance Agreement

The Company entered into a Severance Agreement with Charles D. O'Dell, former President and Chief Executive Officer and member of the Board of the Company dated May 3, 1999. Pursuant to the Severance Agreement, Mr. O'Dell resigned as President and Chief Executive Officer effective May 3, 1999, and resigned from the Company effective June 4, 1999. The Company agreed to continue his cover-age under the Company's employee benefit plans for 24 months and agreed to 24 months of additional vesting of stock options and deferred stock and release of restricted stock. The Company also agreed to provide Mr. O'Dell with travel expenses for interviews, an office and office supplies and legal advice through November 3, 2000. In addition, the Company will also provide Mr. O'Dell with continued base salary, business expenses, health and welfare bene-fits, car allowance and cell phone agreement. Under his Severance Agreement, Mr. O'Dell provided the Company with a full release of claims against the Com-pany.

CERTAIN TRANSACTIONS

Relationship between the Company and Marriott International

Pursuant to the Transactions, the Company and Marriott International have en-tered into a number of agreements governing their relationship after the Transaction Date. These agreements provide, among other things, for Marriott International to (i) provide the Company with various administrative and con-sulting services including services related to employee benefits, casualty claims, payroll, and information resources; (ii) grant to the Company certain limited nonexclusive trademark rights; and (iii) distribution services. The Company paid Marriott International approximately $65 million during the 1999 Fiscal Year, including reimbursements but excluding pass-through product costs, pursuant to these services. The Company provides certain services to Marriott International pursuant to agreements for (i) food services; and (ii) a management services agreement including maintenance, administrative and se-curity. Marriott International paid the Company approximately $4 million dur-ing the 1999 Fiscal Year, including reimbursements, pursuant to these agree-ments. For a fuller description of these agreements see the Company's Defini-tive Proxy Statement for a Special Meeting of Shareholders to be held on March 17, 1998.

As part of the Transactions, the Company entered into an agreement with Marriott International that established a reasonable amount of adjusted net tangible assets (as defined in the agreement) for the operations that were not part of the distribution immediately prior to the consummation of the Transac-tions. This agreement provided that the Company would pay Marriott Interna-tional the amount by which the adjusted net tangible assets total is greater than $103 million. Approximately $19 million was paid in fiscal year 1999 to Marriott International, mostly the result of adjustments related to deferred taxes.

Relationship between the Company and Sodexho

The Company and Sodexho entered into a Royalty Agreement and an Assistance Agreement effective the Transaction Date. Pursuant to these agreements, the Company has the right to use the name "Sodexho" in connection with the Company's operations in the United States and Canada for a specified period of time for a royalty payment equal to a percentage on the annual gross revenues of the Company and its subsidiaries. During the 1999 Fiscal Year, the Company paid Sodexho $2.25 million pursuant to the Royalty Agreement. The Assistance Agreement sets forth certain services that will be provided by Sodexho to the Company, including services related to purchasing activities, catering and site support services, marketing, management and administration, legal and fiscal matters, human relations, communications and cash management. In ex-change for these services the Company will pay to Sodexho a fee equal to a percentage of the annual gross revenues of the Company and its subsidiaries. Payments from the Company to Sodexho associated with the performance of serv-ice were approximately $2.25 million for Fiscal Year 1999. For a fuller de-scription of these agreements see the Company's Definitive Proxy Statement for a Special Meeting of Shareholders to be held on March 17, 1998.

                      PROPOSAL ONE--ELECTION OF DIRECTORS

The Company's Board has eight members: Daniel J. Altobello, Pierre Bellon, Bernard Carton, Doctor R. Crants, Edouard de Royere, Michel Landel, John W. Marriott III, and William J. Shaw. The term of each Director will expire at the Annual Meeting. The Board has nominated and recommends the re-election of each of the eight current Directors for a one-year term, expiring at the 2001 Annual Meeting of Shareholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them in favor of the re-election of each of the eight Directors.

If elected, each of the Directors has consented to serve as a director for a term of one year and until a successor is elected and qualified. Further in-formation with respect to the nominees is set forth under the section entitled "Directors." Although it is not contemplated that any nominee will be unable to serve as director, in the event a nominee cannot serve on the Board, the proxies will be voted for such other person or persons as may be designated by the Board.

Election of the nominees is subject to the affirmative vote of the holders of at least a majority of the voting power of the SDH Common Stock present in person or represented by proxy at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE FOR RE-ELECTION OF DANIEL J. ALTOBELLO, PIERRE BELLON, BERNARD CARTON, DOCTOR R. CRANTS, EDOUARD DE ROYERE, MICHEL LANDEL, JOHN W. MARRIOTT III, AND WILLIAM J. SHAW, AS DIRECTORS OF THE COMPANY.

                     PROPOSAL TWO--APPOINTMENT OF AUDITORS

Subject to shareholder approval, the Board, acting on the recommendation of its Audit Committee, has appointed PricewaterhouseCoopers LLP ("PwC"), a firm of independent public accountants, as auditors, to examine and report to shareholders on the consolidated financial statements of the Company and its subsidiaries for the 2000 fiscal year.

The reports issued by PwC on the Company's financial statements do not con-tain any adverse opinion or disclaimer of opinion, or any qualification or mod-ification as to uncertainty, audit scope, or accounting principles. The Company is not aware of any disagreements with PwC on any matter of accounting princi-ples or practices, financial statement disclosure or auditing scope of proce-dure, which, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. Representatives of PwC will be present at the Annual Meeting and will be given the opportunity to make a statement and will be available to re-spond to appropriate questions.

The action of the Board in appointing PwC as the Company's auditors for the 2000 fiscal year is subject to ratification by an affirmative vote of the hold-ers of a majority of shares of SDH Common Stock present in person or repre-sented by proxy at the Annual Meeting at which a quorum is present.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR SUCH APPOINTMENT.

        PROPOSAL THREE--APPROVAL OF THE ADOPTION OF THE SODEXHO MARRIOTT
                     SERVICES EMPLOYEE STOCK PURCHASE PLAN

Subject to shareholder approval, the Board has adopted the Sodexho Marriott Services Employee Stock Purchase Plan (the "Stock Purchase Plan") effective January 1, 2000. A summary of the Stock Purchase Plan is set forth below. The summary is qualified in its entirety by reference to the full text of the Stock Purchase Plan which is attached as Appendix A.

Stock Purchase Plan participants may elect to have the Company deduct between 3% and 8% of the participant's base pay (not to exceed $10,000 per calendar year) each pay period during an Offering Period for the purchase of SDH Common Stock on the last day of the Offering Period. An Offering Period is a period of approximately six months except for the first period (February through June, 2000) which will be approximately five months. The purchase price per share will be determined based on the lower of the price on the first day or the last day of an Offering Period. All employees of the Company are eligible to partic-ipate in the Plan if they are employed during an Enrollment Period which will be in effect approximately one month prior to an Offering Period. However, an Employee cannot participate in the Plan if participation would result in the Employee owning stock and/or holding outstanding options to purchase stock greater than 5% of the outstanding shares of the Company. As of November 22, 1999, approximately 103,000 employees of the Company would have been eligible to participate in the Stock Purchase Plan. Once enrolled for an Offering Peri-od, a participant will be re-enrolled for each subsequent offering period un-less the participant withdraws. A participant may withdraw during an Offering Period and will be refunded amounts deducted from the participant's pay.

The Stock Purchase Plan will be administered by a person appointed by the Com-pensation Policy Committee. The Company will bear the costs of administration of the Stock Purchase Plan, including any fees, costs and expenses relating to the purchase of shares. Participants will be responsible for all fees, costs and expenses due upon the sale of any shares purchased under the Stock Purchase Plan.

Shares of SDH Common Stock to be made available for purchase by participants under the terms of the Stock Purchase Plan will be purchased on the open mar-ket. No more than 1.8 million will be purchased over the life of the Stock Purchase Plan and no more than 600,000 shares will be made available for purchase by participants in any one year. If approved by the shareholders, the initial Of-fering Period will begin on February 1, 2000, and end on June 30, 2000.

The Stock Purchase Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended. As such, the purchase of shares under the Stock Purchase Plan will not result in taxable income to the employee or a deduction to the Company at the time of the purchase. If the employee sells shares acquired under the Stock Purchase Plan (or transfers them by gift) within two years after the first day of the offer period during which shares are purchased (the date of option grant) or within one year after the shares are purchased, there will be a disqualifying disposition and the employee will realize ordinary income on the difference between the purchase price and the market value of the shares on the date of purchase. The Company will have a corresponding tax deduction at the time of the transfer equal to the difference between the employee's purchase price for the shares and their fair market value on the date of purchase. If an employee disposes of shares acquired under the Stock Purchase Plan other than in a dis-qualifying disposition, the employee realizes a long term capital gain (or loss) equal to the difference between the employee's purchase price for the shares and their fair market value on the date of disposition.

Approval of the adoption of the Stock Purchase Plan is subject to the affirma-tive vote of the holders of a majority of the voting power of the SDH Common Stock present in person or represented by proxy at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE ADOPTION OF THE STOCK PURCHASE PLAN.

OTHER MATTERS

The Company's management knows of no other matters which may be presented for consideration at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such mat-ters.

SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

The Company's 2001 annual meeting of shareholders is scheduled to be held on January 19, 2001. To be considered for inclusion in the Company's proxy state-ment for that meeting, shareholder proposals must be received at the Company's offices between September 21, 2000, and October 21, 2000. Proposals must be in compliance with Rule 14a-8 under the Securities Exchange Act of 1934 and the Company's bylaws, and must be submitted in writing, delivered or mailed to the Corporate Secretary, Sodexho Marriott Services, Inc., 9801 Washingtonian Bou-levard, Suite 1251, Gaithersburg, Maryland, 20878.

In addition, the Company's bylaws require that, if a shareholder desires to introduce a shareholder proposal outside of Rule 14a-8 or nominate a director candidate from the floor of the 2001 annual meeting of shareholders, such pro-posal or nomination must be submitted in writing to the Company's Corporate Secretary at the above address between September 21, 2000, and October 21, 2000. The written proposal or nomination must be in compliance with the Company's bylaws. The chairman of the meeting may refuse to acknowledge or in-troduce any shareholder proposal or the nomination of any person made before September 21, 2000, or after October 21, 2000, or not in compliance with the Company's bylaws.

SOLICITATION OF PROXIES

Proxies will be solicited by mail, telephone, or other means of communication. Solicitation also may be made by Directors, officers, and regular employees of the Company not specifically employed for proxy solicitation purposes. The Com-pany has retained the services of MacKenzie Partners, Inc., to assist in the distribution of proxy materials and solicitation of votes. MacKenzie Partners will receive solicitation fees aggregating approximately $6,500 plus reimburse-ment of certain out-of-pocket expenses. The Company will reimburse brokerage firms, custodians, nominees, and fiduciaries, in accordance with the rules of the New York Stock Exchange, for reasonable expenses incurred by them in for-warding materials to the beneficial owners of shares. The entire cost of solic-itation will be borne by the Company.

FORM 10-K ANNUAL REPORT

A copy of the Company's 1999 Annual Report on Form 10-K filed with the SEC on October 29, 1999, and a copy of the 1999 Company Report are being mailed to shareholders together with this Proxy Statement. Any shareholder who desires an additional copy of the Form 10-K or Company Report may obtain one (excluding exhibits) without charge by addressing a request to the Secretary, Sodexho Marriott Services, Inc., 9801 Washingtonian Boulevard, Suite 1251, Gaithersburg, Maryland, 20878. The reproduction cost incurred by the Company will be charged if copies of exhibits are requested.

BY ORDER OF THE BOARD
OF DIRECTORS

/s/ Joan Rector McGlockton
Joan Rector McGlockton
Vice President and Corporate Secretary

                                   APPENDIX A

             SODEXHO MARRIOTT SERVICES EMPLOYEE STOCK PURCHASE PLAN

                                   ARTICLE I
                                  INTRODUCTION

1.01 Purpose. The Sodexho Marriott Services Employee Stock Purchase Plan (the "Plan") is intended to provide a method whereby employees of Sodexho Marriott Services, Inc. (the "Company"), including its subsidiaries, will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Common Stock of the Company.

1.02 Rules of Interpretation. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under (S)423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed in a manner consistent with the requirements of that section of the Code.

                                   ARTICLE II
                                  DEFINITIONS

2.01 "Board" shall mean the Board of Directors of Sodexho Marriott Services,
Inc.

2.02 "Committee" shall mean the Compensation Policy Committee of Sodexho Marriott Services, Inc.

2.03 "Common Stock" shall mean the Common Stock of Sodexho Marriott Services,
Inc.

2.04 "Company" shall mean Sodexho Marriott Services, Inc. and its Subsidiaries.

2.05 "Compensation" shall mean the base compensation paid by the Company in accordance with the terms of employment, including overtime, but excluding commissions, all bonus payments, expense allowances and other compensation paid in a form other than cash as determined on the last day of the calendar year preceding an enrollment period.

2.06 "Employee" shall mean any person employed by the Company, including any full-time, part-time or seasonal employees. For purposes of this Plan, the employment relationship shall be treated as continuing intact while the individual is on an approved leave of absence. Where the period of leave exceeds ninety days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to be terminated for purposes of the Plan on the ninety first day of such leave.

2.07 "Enrollment Period" shall mean the period of time determined by the Plan Representative preceding an Offering Period during which an Employee may complete a Payroll Authorization Form to become a participant in the Plan.

2.08 "Exercise Date" shall mean the last day of an Offering Period.

2.09 "Offering Commencement Date" shall mean the first day of an Offering
Period.

2.10 "Offering Period" shall mean a period of approximately six months during which an option granted pursuant to the Plan may be exercised in accordance with the provisions set forth in this Plan. Offering Periods shall commence
(i) on the first Trading Day on or after January 1 and terminate on the last Trading Day in the period ending the following June 30, and (ii) shall commence on the first Trading Day on or after July 1 and terminate on the last Trading Day in the period ending the following December 31. However, the first Offering Period following the effective date of this Plan shall commence on the first Trading Day on or after February 1, 2000. The duration or commencement of Offering Periods may be changed pursuant to Section 4.02.

2.11 "Plan Representative" shall mean any person designated from time to time by the Committee to receive certain notices and take certain other administrative actions relating to participation in the Plan.

2.12 "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held, directly or indirectly, by the Company, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

2.13 "Trading Day" shall mean a day on which the New York Stock Exchange is open for trading.

                                  ARTICLE III
                         ELIGIBILITY AND PARTICIPATION

3.01 Initial Eligibility. Each Employee who is in active service with the Company on the first day of an Enrollment Period preceding an Offering Period and who is employed by the Company on the date his or her participation in the Plan is to become effective shall be eligible to participate in that Offering Period. Persons who are not Employees shall not be eligible to participate in the Plan.

3.02 Restrictions on Participation. Notwithstanding any provision of the Plan to the contrary, no Employee shall be granted an option to purchase shares of Common Stock under the Plan:

  (a) if, immediately after the grant, such Employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this paragraph, the rules of (S)424(d) of the Code shall apply in determining stock ownership of any Employee); or

  (b) which permits such Employee's rights to purchase stock under all employee stock purchase plans of the Company (but not including stock options granted by the Company to which section 423 of the Code does not apply) to accrue at a rate which exceeds $10,000 of fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

3.03 Commencement of Participation. An eligible Employee may become a participant by authorizing payroll deductions and enrolling in the Plan during an Enrollment Period according to procedures prescribed by the Company Payroll deductions and participation shall commence on the first Offering Commencement Date after the Employee's authorization for payroll deductions becomes effective and shall continue until termination of the Plan or the participant's earlier termination of participation in the Plan. Each participant in the Plan shall be deemed to continue participation until termination of the Plan or such participant's earlier termination of participation in the Plan pursuant to
Article VIII below.

                                   ARTICLE IV
                    STOCK SUBJECT TO THE PLAN AND OFFERINGS

4.01 Stock Subject to Sale. The Company, or such entity acting at the direction of the Company, shall purchase shares of its Common Stock which shall be made available for the exercise of options under this Plan. Subject to adjustment upon changes in capitalization of the Company as provided in Section 12.04 hereof, the maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan during any one year period commencing on October 1 shall be 600,000 shares. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan under this Section 4.01, than (i) the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable, and (ii) the remaining balance in each participant's account will be refunded to the participant following the Offering Period without interest.

Additionally, the Company, or any entity acting on behalf of the Company, may not purchase shares of Company Common Stock for allocation pursuant to the Plan if such purchase would, by reducing the number of outstanding shares of Company stock, cause Sodexho Alliance S.A. ("Sodexho Alliance") (including any person related to Sodexho Alliance or that could be treated as acting pursuant to a plan or arrangement with Sodexho Alliance) to own a 50 percent or greater interest in the outstanding stock of the Company as determined in accordance with Section 355(e) of the Internal Revenue Code. A person is treated as "related" to Sodexho Alliance for purposes of these rules if shares of Company stock held by such person would be attributed to Sodexho Alliance or aggregated with Sodexho Alliance's holdings pursuant to Section 355(e)(4)(C) of the Internal Revenue Code. If the Company inadvertently purchases shares ("Excess Shares") that cause Sodexho Alliance to own a 50 percent or greater interest in the stock of the Company in violation of the foregoing provisions of this paragraph, then, notwithstanding any other provision of the Plan, the Exercise Date with respect to such Excess Shares shall be the date on which said Excess Shares were purchased, and the Company shall be treated as having purchased such Excess Shares as agent for participants whose options were exercised with respect to such Excess Shares. All persons who were participants in the Plan on the Exercise Date with respect to such Excess Shares shall share in the purchase of such Excess Shares in a manner consistent with the provisions of
Section 423(b)(5) of the Code.

The Company shall not issue shares for allocation to participants under this Plan. The maximum number of shares that shall be purchased on the open market for allocation to participants under this Plan shall be 1.8 million shares subject to the annual limits described above.

4.02 Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after January 1 and July 1 of each year, or on such other dates as the Commit-tee shall determine, and continuing thereafter until the Plan is terminated. The first Offering Period shall commence on the first Trading Day that occurs on or after February 1, 2000. The Committee shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is an-nounced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

                                   ARTICLE V
                               PAYROLL DEDUCTIONS

5.01 Amount of Deduction. The authorization described in Section 3.03 will per-mit a participant to elect payroll deductions of any whole percentage from three percent (3%) through eight percent (8%) of such participant's Compensa-tion for each pay period during an Offering Period.

5.02 Participant's Account. All payroll deductions made for a participant shall be credited to an account established for such participant under the Plan. A participant may not make any separate cash payment into such account.

5.03 Changes in Payroll Deductions. Subject to Section 8.01, a participant may only reduce or increase future payroll deductions (within the limits described in Section 5.01) prior to the Commencement Date of each Offering Period. The change may be made in a manner prescribed by the Company for such purpose.

                                   ARTICLE VI
                               GRANTING OF OPTION

6.01 Number of Option Shares. On the Offering Commencement Date of each Offer-ing Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Option Price) up to a number of shares of the Company's Com-mon Stock determined by dividing such Employee's payroll deductions accumulated prior to such Exercise Date and retained in the Participant's account as of the Exercise Date by the applicable Option Price. Exercise of the option shall oc-cur as provided in Section 7.01 below unless the participant has withdrawn pur-suant to Article VIII. The option shall expire on the last day of the Offering Period.

6.02 Option Price. The option price of Common Stock purchased with payroll de-ductions made during any Offering (the "Option Price") for a participant therein shall be the lower of:

  (a) 100% of the closing price of the Common Stock on (i) the Offering Commencement Date for such Offering Period or (ii) if the Offering Commencement Date is not a Trading Day, then the next business day that is a Trading Day; or

  (b) 100% of the closing price of the Common Stock on (i) the Exercise Date for such Offering Period or (ii) if the Exercise Date is not a Trading Day, then the nearest prior business day that is a Trading Day.

                                  ARTICLE VII
                               EXERCISE OF OPTION

7.01 Automatic Exercise. Each Plan participant's option for the purchase of stock with payroll deductions made during any Offering Period will be deemed to have been exercised automatically on the applicable Exercise Date for the purchase of the number of full and fractional shares of Common Stock which the accumulated payroll deductions in the participant's account at the time will purchase at the applicable Option Price (but not in excess of the number of shares for which outstanding options have been granted to the participant pursuant to Section 6.01).

7.02 Withdrawal of Account. No participant in the Plan shall be entitled to withdraw any amount from the accumulated payroll deductions in his or her account; provided, however, that a participant's accumulated payroll deductions shall be refunded to the participant as and to the extent specified in Section
8.01 below after termination of such participant's participation in the Plan.

7.03 Fractional Shares. Fractional shares of Common Stock will be allocated to participants under the Plan.

7.04 Exercise of Options. During a participant's lifetime, options held by such participant shall be exercisable only by such participant.

7.05 Delivery of Stock. As promptly as practicable after the Exercise Date of each Offering Period, the Company will deliver to each participant in such Offering, as appropriate, the shares of Common Stock purchased therein upon exercise of such participant's option. The Company may deliver such shares in certificated or book entry form, at the Company's sole election.

                                  ARTICLE VIII
                                   WITHDRAWAL

8.01 In General. A participant may stop participating in the Plan at any time by giving notice to the Plan Representative in accordance with procedures prescribed by the Company. Upon processing of any such notice, no further payroll deductions will be made from the participant's Compensation during such Offering Period or any future Offering Period. Subsequent to the receipt of notice of withdrawal by a participant, all payroll deductions credited to the account of the participant will be returned to the participant as soon as administratively practical following the end of the Offering Period and such participant's options shall be automatically terminated.

8.02 Effect on Subsequent Participation. A participant's withdrawal from any Offering Period will not have any effect upon such participant's eligibility to participate in any succeeding Offering Period for which such participant is otherwise eligible. A participant may elect to resume Plan participation for a subsequent Offering Period by re-enrolling in the plan during an Enrollment Period in accordance with Section 3.03 above.

8.03 Termination of Employment. Upon a participant's ceasing to be an Employee for any reason other than retirement prior to an Exercise Date, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant's account during the Offering Period shall be returned to such participant following the Offering Period or, in the case of his or her death, to the person or persons entitled thereto under
Section 12.01, and such participant's option shall be automatically terminated. The preceding sentence notwithstanding, a participant who receives payment in the form of regular payroll checks, in lieu of notice of termination of employment shall be treated as continuing to be an Employee for the participant's customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice. For purposes of this Section 8.03, the term "retirement" shall mean the termination of employment at or beyond age 55 with at least 10 years of service with the Company. If a participant retires during an offering period, the participant shall have no further obligation to make further contributions to the Plan. All amounts contributed by the retiree during the Offering Period shall be retained in his account for the balance of the Offering Period and applied as set forth in Article VII. An Employee's termination of employment shall be considered a retirement for purposes of this Section 8.03 only if such termination occurs not more than three months prior to the Exercise Date of that Offering Period.

                                  ARTICLE IX
                                   INTEREST

9.01 Payment of Interest. No interest will be paid or allowed on any money paid into the Plan or credited to the account of or distributed to any Employee.

                                   ARTICLE X
                                     STOCK

10.01 Participant's Interest in Option Stock. No participant will have any interest in shares of Common Stock covered by any option held by such participant until such option has been exercised as provided in Section 7.01 above.

10.02 Registration of Stock Certificates. Ownership of the shares of Common Stock purchased through the Plan by a participant will be registered in the name of the participant.

10.03 Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or any successor provision under the Securities Exchange Act of 1934, as amended. If any provision of the Plan or action by the Board fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Board. Moreover, in the event the Plan does not include a provision required by Rule 16b-3 to be stated herein, such provision (other than one relating to eligibility requirements, or the price and amount of awards) shall be deemed automatically to be incorporated by reference in the Plan.

10.04 Disqualifying Dispositions. To the extent that a participant realizes ordinary income in connection with a sale or other transfer of any shares of Common Stock purchased under the Plan, the Company may withhold amounts needed to cover applicable taxes from any payments otherwise due and owing to the participant or from shares that would otherwise be issued to the participant hereunder. Any participant who sells or otherwise transfers shares purchased under the Plan within two years after the beginning of the Offering Period in which the shares were purchased must within 30 days of such transfer notify the Corporate Secretary of the Company in writing of such transfer.

                                   ARTICLE XI
                                 ADMINISTRATION

11.01 Committee. The Compensation Policy Committee (the "Committee") of the Board of Directors will administer the Plan and may prescribe rules as to the administration of the Plan, including, without limitation, rules relating to the definition of Compensation as used herein.

11.02 Authority of Committee. Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee's determination of the foregoing matters shall be conclusive.

11.03 Amendment and Termination. The Board of Directors shall have complete power and authority to terminate or amend the Plan at any time; provided, however that the Board of Directors shall not, without the approval of the stockholders of the Company (i) increase the maximum number of shares which are available to be purchased under this Plan during a Plan Year (except pursuant to Section 12.04); (ii) amend the requirements as to the class of Employees eligible to purchase stock under the Plan and provided further that the restrictions set forth in the second paragraph of section 4.01 shall in any and all events remain in effect through at least March 31, 2001. No termination, modification, or amendment of the Plan may, without the consent of a participant then having an option under the Plan to purchase stock, adversely affect the rights of such participant under such option. In the event that the Board of Directors terminates the Plan effective prior to the Exercise Date of an Offering Period, the Board shall shorten the Offering Period and establish a new Exercise Date with at least ten days notice to Plan participants. Such new Exercise Date shall be the termination date of the Plan.

Without stockholder consent, the Board (or the Committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Board (or the Committee) determines in its sole discretion advisable which are consistent with the Plan. No action by the Board (or Committee) pursuant to the preceding sentence shall be deemed to adversely affect the rights of any participant.

                                  ARTICLE XII
                                 MISCELLANEOUS

12.01 Designation of Beneficiary. A participant may file with the Corporate Benefits Department of the Company a written designation of a beneficiary who is to receive any shares of Common Stock and/or cash, as applicable, under the Plan upon the participant's death. Such designation of beneficiary may be changed by the participant at any time by written notice to the Corporate Benefits Department. Upon the death of a participant and receipt by the Company of proof of identity and existence at the participant's death of a beneficiary validly designated by the participant under the Plan, and subject to Article VIII above concerning withdrawal from the Plan, the Company, or its agent, shall deliver such shares of Common Stock and/or cash to such beneficiary. In the event of the death of a participant lacking a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company, or its agent, shall deliver such shares of Common Stock and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), may deliver such Common Stock and/or cash in accordance with the following hierarchy:

1. the surviving spouse
2. children
3. parents
4. brothers or sisters

Deliverance of common stock and/or cash is made in each case without any fur-ther liability of the Company whatsoever under or relating to the Plan. No ben-eficiary shall, prior to the death of the participant by whom he or she has been designated, acquire any in-terest in the shares of Common Stock and/or cash credited to the participant under the Plan.

12.02 Transferability. Neither payroll deductions credited to any participant's account nor any option or rights with regard to the exercise of an option or to receive Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may, in its discretion, treat such act as an election to withdraw from participation in the Plan in accordance with Section 8.01.

12.03 Use of Funds. All payroll deductions received or held by the Company under the Plan may be commingled with other funds and used by the Company for any corporate purpose. The Company shall not be obligated to segregate such payroll deductions.

12.04 Adjustments upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

  (a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the maximum number of shares each participant may purchase per Offering Period, as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, and no purchase by the Company of its Common Stock for any purpose unrelated to the Plan, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

  (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date"), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Exercise Date shall be before the date of the Company's proposed dissolution or liquidation. The Committee, or its delegate, shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

  (c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date"). The New Exercise Date shall be before the date of the Company's proposed sale or merger. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period.

12.05 Effective Date. The Plan shall become effective as of January 1, 2000, subject to approval by the holders of a majority of the shares of Common Stock present and represented at any special or annual meeting of the shareholders of the Company duly held within 12 months after adoption of the Plan. If the Plan is not so approved, the Plan shall not become effective.

12.06 No Employment Rights. The Plan does not, directly or indirectly, create in any person any right with respect to continuation of employment by the Company or any of its Subsidiaries, and it shall not be deemed to interfere in any way with the Company's or any Subsidiary's right to terminate, or otherwise modify, any employee's employment at any time.

12.07 Effect of Plan. The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Employee participating in the Plan, including, without limitation, such Employee's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Employee.

12.08 Governing Law. The law of the State of Maryland will govern all matters relating to this Plan except to the extent superseded by the federal laws of the United States.

       ANNUAL MEETING OF SHAREHOLDERS OF SODEXHO MARRIOTT SERVICES, INC.

The Annual Meeting will begin at 10:00 a.m. at the Gaithersburg Marriott. Cof-fee, tea, and juice will be provided to shareholders attending the meeting. Complimentary parking is available to shareholders on the premises. Directions to the Gaithersburg Marriott from the surrounding area are provided below.

A "Shareholder Annual Meeting" rate of $111.00/night will be offered at the Gaithersburg Marriott for Tuesday, January 11, 2000, the night before the meet-ing. To receive this rate, call the Gaithersburg Marriott directly at (301) 590-0044 and ask for the "Sodexho Marriott Annual Meeting" rate. Please note that only 20 rooms are offered at this rate. Applicable taxes and gratuities are extra and advance reservations are required. This discount may not be used in conjunction with other discounts, coupons, or group rates.

Directions to the Gaithersburg Marriott from Local Airports:

From Washington Dulles International Airport:

Take Dulles Access Road to I-495. Follow exit to I-495 North toward Bethesda, Maryland. Continue on I-495 to I-270 North toward Frederick. From I-270 North take Exit 9B, Sam Eig Highway. Take the first exit--Washingtonian Blvd. At the end of the exit ramp, take a left onto Washingtonian Blvd. Continue on Washing-tonian Blvd. around two traffic circles to 9751 Washingtonian Blvd. The hotel will be on your left.

From Ronald Reagan Washington National Airport:

Take the George Washington Memorial Parkway North (GW Parkway) to I-495 North toward Maryland. Continue on I-495 North to I-270 North toward Fredrick. From I-270 North take Exit 9B, Sam Eig Highway. Take the first exit--Washingtonian Blvd. At the end of the exit ramp, take a left onto Washingtonian Blvd. Con-tinue on Washingtonian Blvd. around two traffic circles to 9751 Washingtonian Blvd. The hotel will be on your left.

From Baltimore Washington International Airport:

Take I-195 West to I-95 South toward Washington. From I-95 South, exit onto I-495 West toward Silver Spring. Continue on I-495 West to I-270 North toward Fredrick. From I-270 North take Exit 9B, Sam Eig Highway. Take the first exit-- Washingtonian Blvd. At the end of the exit ramp, take a left onto Washingtonian Blvd. Continue on Washingtonian Blvd. around two traffic circles to 9751 Wash-ingtonian Blvd. The hotel will be on your left.

--------------------------------------------------------------------------------

                             SODEXHO MARRIOTT SERVICES, INC.
P
                    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
R                             FOR A MEETING OF SHAREHOLDERS

O                            on January 12, 2000, 10:00 a.m.

X The undersigned appoints Robert A. Stern and Michael Landel as Proxies. Each shall have the power to appoint a substitute. They are authorized
Y to represent and vote, as designated on the reverse side, all shares of Sodexho Marriott Services, Inc. common stock held of record by the undersigned on November 22, 1999, at the Meeting of Shareholders to be held on January 12, 2000, or any adjournment or postponement thereof. The Board of Directors recommends votes FOR all of the Proposals.



                                                  (change of address)

                                        ________________________________________

                                        ________________________________________

                                        ________________________________________

                                        ________________________________________


                       CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                                  [SEE REVERSE]
                                                                  [   SIDE    ]

--------------------------------------------------------------------------------
                                 Detach Proxy Card Here


                         INTERNET ACCESS TO SHAREHOLDER ACCOUNTS

        Sodexho Marriott Services, Inc. and First Chicago Trust are pleased to announce that you can access your account information via the Internet. Visit http://gateway.equiserve.com. You will need your account number and social security number to access your account in addition to a password which you can receive by calling First Chicago Trust at the toll-free number listed below.


                       DEDICATED TOLL FREE CUSTOMER SERVICE NUMBER

        Sodexho Marriott Services, Inc. and First Chicago Trust are pleased to announce the establishment of a dedicated toll-free customer service number for shareholders. Sodexho Marriott Services, Inc. shareholders should call the toll-free number indicated below for customer assistance.

                                     1-800-311-4816

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                            2766
                                                                                                                         --------

___
 X   Please mark votes as
___  in this example.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no instruction is indicated, each proxy will be voted "FOR" all of the Proposals and at the discretion of the Proxies on any other matter that may properly occur.

--------------------------------------------------------------------------------
       The Board of Directors recommends a vote FOR Proposals 1,2 and 3.
--------------------------------------------------------------------------------

                      FOR           WITHHELD          NOMINEES EACH FOR A TERM OF ONE YEAR
1.  Election of      -------        --------          EXPIRING AT THE 2001 ANNUAL MEETING OF
    Directors.                                        SHAREHOLDERS:
                     -------        --------          01. Daniel J. Altobello     05. Edouard de Royere
    For, except vote withheld from the                02. Pierre Bellon           06. Michel Landel
    following nominee(s):                             03. Bernard Carton          07. John W. Marriott III
                                                      04. Doctor R. Crants        08. William J. Shaw
    ________________________________________

                                                        FOR            AGAINST        ABSTAIN
2.  Ratification of the appointment of                --------        ---------      ---------
    PricewaterhouseCoopers LLP as
    Independent auditors of the Company.              --------        ---------      ---------

3.  Approval of the adoption of the Sodexho           --------        ---------      ---------
    Marriott Services Employee Stock
    Purchase Plan.                                    --------        ---------      ---------

                                                           MARK HERE FOR ADDRESS     ---------
                                                            CHANGE AND MARK ON
                                                               REVERSE SIDE          ---------








SIGNATURE(S) ______________________________________________  DATE ______________
Sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title. If a corporation, sign full corporate name by President, or other authorized officer. If a partnership, sign partnership name by authorized trustee or partner.

---------------------------------------------------------------------------------------------------------------------------------

                        Please carefully detach here and return this proxy in the enclosed reply envelope.

Dear Shareholder:

Sodexho Marriott Services, Inc. encourages you to take advantage of new and convenient ways to vote your shares. You can vote your shares electronically through the Internet or telephone. This eliminates the need to return the proxy card.

To vote your shares electronically, you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1. To vote over the telephone: Using a touch-tone telephone, call 1-877-PRX-VOTE (1-877-779-8683)

2. To vote over the Internet: Log onto the Internet and go to the web site http://eproxyvote.com/sdh

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                 Your vote is important. Thank you for voting.